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                                                        EXHIBIT 99.B13
                                                        Subscription
                                                        Agreement

                             SUBSCRIPTION AGREEMENT


                  The Haven Capital Management Trust, a Delaware business trust (the "Trust"), and Haven Capital Management, Inc., a Delaware corporation ("Haven"), agree with each other as follows:

                  1. Proposed Registration of Shares. The Trust proposes to issue and sell to the public an indefinite number of shares of beneficial interest ("Shares") of the Haven Fund (the "Fund"), constituting the initial series of the Trust, pursuant to a Registration Statement on Form N-1A (the "Registration Statement") filed with the Securities and Exchange Commission. In order to provide the Fund with a net worth of at least $100,000 as required by
Section 14 of the Investment Company Act of 1940, as amended, the Trust hereby offers the Adviser 10,000 Shares of the Fund at a price of $10.00 per Share for purchase prior to the effective date of the Registration Statement.

                  2. Purchase of Shares. Haven agrees to purchase 10,000 Shares of the Fund at a purchase price of $10.00 per Share. Haven will make payment for such Shares to be purchased by it on a date specified by the Trust prior to the effective date of the Registration Statement.

                  3. Purchase of Investment. Haven represents and warrants to the Trust and the Fund that such Shares are being acquired by it for investment and not with a view to the resale or distribution thereof.

                  IN WITNESS WHEREOF, the parties hereto have set their hands as of the 19th day of May, 1994.

                                    The Haven Capital Management Trust


                                    By  /s/ Colin C. Ferenbach
                                      ----------------------------------
                                    President


                                    Haven Capital Management, Inc.

                                    By /s/ Denis M. Turko
                                      ---------------------------------
                                    Chairman